Registration No. 333-238458-02

Dated June 18, 2020

Securities Act of 1933, Rule 424(b)(2)

UNDERLYING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT DATED JUNE 18, 2020
AND PROSPECTUS DATED JUNE 18, 2020

Credit Suisse AG

Medium-Term Notes

Underlying Supplement for the Credit Suisse US Balanced 5% ER Index

and its component indices:

the Credit Suisse US Equity Futures Index, the Credit Suisse 10-Year U.S. Treasury Note Futures Index and the Credit Suisse 2-Year U.S. Treasury Note Futures Index

As part of our Medium-Term Notes program, Credit Suisse AG (“Credit Suisse”) from time to time may offer certain securities (the “securities”), linked to the performance of the Credit Suisse US Balanced 5% ER Index. This prospectus supplement, which we refer to as an “underlying supplement,” describes the Credit Suisse US Balanced 5% ER Index, together with its component indices: the Credit Suisse US Equity Futures Index, the Credit Suisse 10-Year U.S. Treasury Note Futures Index and the Credit Suisse 2-Year U.S. Treasury Note Futures Index. The specific terms of each security offered will be described in the applicable pricing supplement and product supplement.

You should read this underlying supplement, the related prospectus and the related prospectus supplement both dated June 18, 2020, the applicable product supplement and pricing supplement, and any applicable free writing prospectus (each, an “offering document”) carefully before you invest. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein (or with those described in the prospectus, prospectus supplement, any applicable product supplement or any applicable free writing prospectus), the terms described in the applicable pricing supplement will control.

The offering documents contain descriptions of important risks and explanations relevant to the securities. For example, the title balanced does not imply any risk adjusted diversified asset class allocation or actual balance among asset classes. Please refer to the “Selected Risk Considerations” section beginning on page 2, the “Risk Factors” section in the applicable product supplement, the “Selected Risk Considerations” section in the applicable pricing supplement, “Foreign Currency Risks” in the accompanying prospectus and the risk factors we describe in the most recent combined Annual Report on Form 20-F of Credit Suisse Group AG and Credit Suisse AG incorporated by reference herein for risks related to an investment in the securities, as applicable.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this underlying supplement or any other offering document to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this underlying supplement is June 18, 2020.

THE SECURITIES

We are responsible for the information contained and incorporated by reference in this underlying supplement. As of the date of this underlying supplement, we have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document or other offering documents is accurate as of any date other than the date on the front of such document.

We are offering securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of the offering documents and the offering of securities in some jurisdictions may be restricted by law. If you possess the offering documents, you should find out about and observe these restrictions. The offering documents are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” section of the applicable product supplement and the “Supplemental Plan of Distribution (Conflicts of Interest)” section of the applicable pricing supplement for additional information. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will control.

In the offering documents, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

INDEX NAMES

As used in this underlying supplement, we use the following defined terms for the following indices:

•	“Credit Suisse US Balanced Index” means the Credit Suisse US Balanced 5% ER Index.
•	“Equity Index” means the Credit Suisse US Equity Futures Index.
•	“10Y Fixed Income Index” means the Credit Suisse 10-Year U.S. Treasury Note Futures Index.
•	“2Y Fixed Income Index” means the Credit Suisse 2-Year U.S. Treasury Note Futures Index.
•	“Fixed Income Indices” means the 10Y Fixed Income Index and the 2Y Fixed Income Index.
•	“Component Indices” means the Equity Index and the Fixed Income Indices, all of which are also referred to as the “Futures Indices”.

SELECTED RISK CONSIDERATIONS

The following describes significant risks relating to the indices. We urge you to read the following information about these risks, together with the other information in the offering documents before investing in any securities related to the indices.

Selected Risk Factors Related to the Credit Suisse US Balanced Index

The Credit Suisse US Balanced Index is exposed to the Component Indices and thus the risks associated with the Component Indices. You should read the information set forth below concerning the Component Indices. Additionally, the Credit Suisse US Balanced Index has its own index methodology that will affect the return on the securities. You should understand how the Credit Suisse US Balanced Index is calculated, including the following risks related to the Credit Suisse US Balanced Index.

The Credit Suisse US Balanced Index Does Not Attempt to Achieve a Broad or “Balanced” Asset Class Diversification

The Credit Suisse US Balanced Index is designed to provide exposure to a hypothetical “balanced” portfolio (consisting of the Equity Index and a momentum strategy-driven allocation of the Fixed Income Indices), while targeting a realized daily volatility of 5%. By “balanced” we mean that the Credit Suisse US Balanced Index’s hypothetical portfolio may, under certain circumstances, include both equity exposure and fixed income exposure. “Balanced” is not meant to imply broad or balanced diversification across asset classes leading to risk mitigation because the Credit Suisse US Balanced Index does not attempt to achieve a broad asset class diversification, and in some instances may have only equity exposure. You should not invest in securities that track the Credit Suisse US Balanced Index if you are seeking asset class diversification of any kind.

The Credit Suisse US Balanced Index Has Limited History and May Perform in Unexpected Ways

The Credit Suisse US Balanced Index was launched on June 29, 2018. Therefore, the Credit Suisse US Balanced Index has a limited performance history. Because the Credit Suisse US Balanced Index is of recent origin with limited performance history, an investment linked to the Credit Suisse US Balanced Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance through various economic and market conditions would have provided greater and more reliable information based on which an investor can assess the validity of the Credit Suisse US Balanced Index’s investment thesis and index methodology. A longer history of actual performance would also have made the Credit Suisse US Balanced Index more widely accepted in the market, and, consequently, less likely for the Index Sponsor to amend the Credit Suisse US Balanced Index. However, any historical performance of the Credit Suisse US Balanced Index is not an indication of how the Credit Suisse US Balanced Index will perform in the future.

Hypothetical Back-Tested Index Performance Information Is Subject to Significant Limitations

All information regarding the performance of the Credit Suisse US Balanced Index prior to June 29, 2018 is hypothetical and back-tested, as the Credit Suisse US Balanced Index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

•	The Index Sponsor developed the rules of the Credit Suisse US Balanced Index with the benefit of hindsight — that is, with the benefit of being able to evaluate how the index rules would have caused the Credit Suisse US Balanced Index to perform had it existed during the hypothetical back-tested period. The fact that the Credit Suisse US Balanced Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Credit Suisse US Balanced Index methodology.
•	The hypothetical back-tested performance of the Credit Suisse US Balanced Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Credit Suisse US Balanced Index performance information are not necessarily representative of the market conditions that will exist in the future.
•	Because the Component Indices were not published during the entire period for which the Index Sponsor has prepared hypothetical back-tested Credit Suisse US Balanced Index performance information, the hypothetical back-tested Credit Suisse US Balanced Index levels have been calculated by the Index Sponsor based in part on hypothetical back-tested levels of the Component Indices that were prepared by the Futures Index Sponsor (as defined herein).

It is impossible to predict whether the Credit Suisse US Balanced Index will rise or fall. The actual future performance of the Credit Suisse US Balanced Index may bear no relation to the historical or hypothetical back-tested levels of the Credit Suisse US Balanced Index.

The Index Fee Will Adversely Affect Index Performance

An index fee of 0.50% per annum is deducted in the calculation of the Credit Suisse US Balanced Index. The index fee will place a drag on the performance of the Credit Suisse US Balanced Index, offsetting any appreciation of its portfolio of Component Indices, exacerbating any depreciation of such portfolio and causing the level of the Credit Suisse US Balanced Index to decline steadily if the value of such portfolio remains relatively constant. The Credit Suisse US Balanced Index will not participate in any appreciation of such portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of such portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Credit Suisse US Balanced Index may decline even if such portfolio appreciates.

The Credit Suisse US Balanced Index May Fail to Maintain Its Volatility Target and May Experience Large Declines as a Result

The Credit Suisse US Balanced Index adjusts its exposure to the portfolio of Component Indices as often as each Index Calculation Day (as defined herein) in an attempt to maintain a target realized volatility of 5%. If the volatility of the portfolio of Component Indices increases, the Credit Suisse US Balanced Index will reduce its exposure to the portfolio of Component Indices to the extent necessary to maintain a target realized volatility of 5%. However, because this exposure adjustment is backward-looking based on realized volatility over a prior period, because past volatility may not be predictive of future volatility and because there is a time lag between when volatility occurs and when the Credit Suisse US Balanced Index rebalances such portfolio, there may be a time lag before a sudden increase in the volatility of the portfolio of Component Indices is sufficiently reflected in the exposure to the portfolio of Component Indices to result in a meaningful reduction in realized volatility. In the meantime, the Credit Suisse US Balanced Index may experience significantly more than 5% volatility and, if the increase in volatility is accompanied by a decline in the value of the portfolio of the Component Indices, the Credit Suisse US Balanced Index may experience a significant decline.

Furthermore, because the notional exposure to the portfolio cannot exceed 125% on each Index Calculation Day, the Credit Suisse US Balanced Index may not be able to achieve or maintain the target volatility of 5%. If the realized volatility of the portfolio of Component Indices is less than 4.00%, the Credit Suisse US Balanced Index will not achieve its target volatility of 5% even with 125% exposure to the portfolio.

The Volatility-Targeting Feature May Cause the Credit Suisse US Balanced Index to Perform Poorly in Temporary Market Crashes

A temporary market crash is an event in which the volatility of the Credit Suisse US Balanced Index’s hypothetical portfolio spikes suddenly and the Credit Suisse US Balanced Index’s hypothetical portfolio declines sharply in value over a short period of time, but the decline is short-lived and the Credit Suisse US Balanced Index’s hypothetical portfolio soon recovers its losses. In this circumstance, although the value of the Credit Suisse US Balanced Index’s hypothetical portfolio after the recovery may return to its value before the crash, the level of the Credit Suisse US Balanced Index may not fully recover its losses. This is because of the time lag that results from using historical realized volatility as the basis for the Credit Suisse US Balanced Index’s volatility-targeting feature. Because of the time lag, the Credit Suisse US Balanced Index may not meaningfully reduce its exposure to the Credit Suisse US Balanced Index’s hypothetical portfolio until the crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun. As a result, the Credit Suisse US Balanced Index could end up significantly lower after the crash and recovery than it was before the crash.

The Credit Suisse US Balanced Index’s Volatility Target Is Arbitrary

Realized volatility is an historical measure of volatility and does not reflect volatility going forward. Realized volatility is not the same as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation. The Credit Suisse US Balanced Index’s target realized volatility of 5% is one of many volatility targets that Credit Suisse could have selected and may not be the optimal target volatility for the Credit Suisse US Balanced Index.

There are measurements that the Credit Suisse US Balanced Index will deem to be meaningful to the index methodology that would not be deemed meaningful if a different volatility target were chosen. Alternatively, the Credit Suisse US Balanced Index may be overly restrictive and treat as not meaningful changes in volatility that in fact contain meaningful information. Any fixed rule for measuring the volatility of the Credit Suisse US Balanced Index will necessarily be a blunt tool and, accordingly, may have a high rate of inaccuracy. The particular ways in which the Credit Suisse US Balanced Index operates may produce a lower return than other rules that could have been adopted for the volatility target. Thus, target realized volatility of 5% may not be the best measure for controlling the volatility of the Credit Suisse US Balanced Index. Even if the Credit Suisse US Balanced Index maintains its volatility target, the Credit Suisse US Balanced Index may still experience a significant decline.

The Credit Suisse US Balanced Index’s Decay Factors Are Arbitrary

The Credit Suisse US Balanced Index calculates two exponential moving averages of the variance and co-variance of the Component Indices using a decay factor of 0.93 or 0.97. Approximately 99% of the weight included in an exponential moving average is derived (i) from the previous 64 trading days if the decay factor is 0.93 and (ii) from the previous 152 trading days if the decay factor is 0.97. However, these two decay factors were chosen arbitrarily by the Index Sponsor out of many decay factors that the Index Sponsor could have selected, and may not be the optimal decay factors to use for the Credit Suisse US Balanced Index. The Credit Suisse US Balanced Index may perform worse than if the Index Sponsor had chosen different decay factors.

Calculating the Preliminary Weight of the Equity Index in the Credit Suisse US Balanced Index’s Portfolio Based on the Arithmetic Average of the Short-Term and Long-Term Realized Volatilities of the Equity Index Is Arbitrary

We refer to the realized volatility (the square root of the applicable variance) calculated using the decay factor of 0.93 as the “short-term realized volatility” and the realized volatility calculated using the decay factor of 0.97 as the “long-term realized volatility,” calculated on an annualized basis. In calculating the preliminary weight of the Equity Index in the Credit Suisse US Balanced Index’s portfolio, the Credit Suisse US Balanced Index uses the average of these two different methods to calculate the historical realized volatility of the Equity Index to average out the risk that the long-term realized volatility is meaningfully different from the short-term realized volatility. For the purpose of determining the asset allocation of the portfolio of the Component Indices, the historical realized volatility of the Equity Index on each day is equal to the arithmetic average of the short-term and long-term realized volatilities of the Equity Index on such day. However, this averaging of short-term realized volatility and long-term realized volatility is arbitrary and may dampen or heighten the calculated realized volatility of the Equity Index compared to other methods of calculating volatility such as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation.

There are measurements that the Credit Suisse US Balanced Index will deem to be meaningful to the index methodology that would not be deemed meaningful if the Credit Suisse US Balanced Index used a different method of calculating volatility. Alternatively, the Credit Suisse US Balanced Index may be overly restrictive and treat as not meaningful changes in volatility that, in fact, contain meaningful information. In this latter case, the Credit Suisse US Balanced Index may retain exposure to the Equity Index after other methods would have dictated increasing exposure to the Fixed Income Indices. Any fixed rule for determining a change to the Credit Suisse US Balanced Index’s notional portfolio will necessarily be a blunt tool and, accordingly, may have a high rate of inaccuracy. The particular ways in which the Credit Suisse US Balanced Index operates may produce a lower return than other rules that could have been adopted for the identification of the volatility of the Equity Index. There is nothing inherent in the particular methodology used by the Credit Suisse US Balanced Index that makes it a more or less accurate predictor of the volatility of the Equity Index. It is possible that the rules used by the Credit Suisse US Balanced Index may not identify the volatility of the Equity Index as effectively as other rules that might have been adopted, or at all.

The Volatility-Targeting Feature Could Cause the Credit Suisse US Balanced Index to Significantly Underperform Its Portfolio in Rising Equity Markets

The performance of the Credit Suisse US Balanced Index will be based on the performance of the Credit Suisse US Balanced Index’s hypothetical portfolio, but only to the extent that the Credit Suisse US Balanced Index has exposure to the Credit Suisse US Balanced Index’s hypothetical portfolio. The Credit Suisse US Balanced Index will have less than 100% exposure to the Credit Suisse US Balanced Index’s hypothetical portfolio at any time when realized volatility of the Credit Suisse US Balanced Index’s hypothetical portfolio is greater than the Credit Suisse US Balanced Index’s volatility target of 5%. An exposure of less than 100% would mean that the Credit Suisse US Balanced Index will participate in less than the full performance of the Credit Suisse US Balanced Index’s hypothetical portfolio, and the difference between 100% and that exposure would be hypothetically allocated to non-remunerating cash, on which no interest or other return will accrue. For example, if the realized volatility of the Credit Suisse US Balanced Index’s hypothetical portfolio were 10%, then the Credit Suisse US Balanced Index would have 50% exposure to the performance of the Credit Suisse US Balanced Index’s hypothetical portfolio (the 5% volatility target divided by the 10% realized volatility). An exposure of 50% would mean that the Credit Suisse US Balanced Index would participate in only 50% of the performance of the Credit Suisse US Balanced Index’s hypothetical portfolio. In this example, if the Credit Suisse US Balanced Index’s hypothetical portfolio were to appreciate by 2%, the Credit Suisse US Balanced Index would only appreciate by 1% (which is 50% of 2%), minus the index fee. This limited exposure to the performance of the Credit Suisse US Balanced Index’s hypothetical portfolio means that the Credit Suisse US Balanced Index is likely to underperform the Credit Suisse US Balanced Index’s hypothetical portfolio in rising equity markets. The index fee will exacerbate this underperformance.

A Significant Portion of the Credit Suisse US Balanced Index May Be Hypothetically Allocated to Non-remunerating Cash, Which May Dampen Returns

At any time when the Credit Suisse US Balanced Index has less than 100% exposure to the Credit Suisse US Balanced Index’s hypothetical portfolio, a portion of the Credit Suisse US Balanced Index (corresponding to the difference between the exposure to the Credit Suisse US Balanced Index’s hypothetical portfolio and 100%) will be hypothetically allocated to non-remunerating cash and will not accrue any interest or other return. In the example in the previous risk factor, where the Credit Suisse US Balanced Index has 50% exposure to the Credit Suisse US Balanced Index’s hypothetical portfolio, the remaining 50% of the Credit Suisse US Balanced Index would be hypothetically allocated to non-remunerating cash. A significant hypothetical allocation to cash will significantly reduce the Credit Suisse US Balanced Index’s potential for gains. In addition, the index fee will be deducted from the entire Credit Suisse US Balanced Index, including the portion hypothetically allocated to non-remunerating cash. As a result, after taking into account the deduction of the index fee, any portion of the Credit Suisse US Balanced Index that is hypothetically allocated to non-remunerating cash will experience a net decline at a rate equal to the index fee.

The Credit Suisse US Balanced Index Is Exposed to Risks Related to the Component Indices

The Credit Suisse US Balanced Index’s hypothetical portfolio may include exposure to both the Equity Index and the Fixed Income Indices. The Credit Suisse US Balanced Index’s performance will be directly affected by the performance of the Component Indices and the risks related to the Component Indices.

The Credit Suisse US Balanced Index’s Allocation Methodology May Not Be Successful If the Equity Index and the Fixed Income Indices Decline at the Same Time

The Credit Suisse US Balanced Index’s allocation methodology derives from a view that the Equity Index and the Fixed Income Indices are generally either uncorrelated or inversely correlated, which may not be accurate. The thesis underlying the Credit Suisse US Balanced Index’s allocation methodology is that, if the Credit Suisse US Balanced Index determines that the Equity Index is in a “higher risk” period, the Credit Suisse US Balanced Index may avoid losses and potentially generate positive returns by allocating exposure to one or both Fixed Income Indices instead of the Equity Index. If, however, the Fixed Income Indices also decline, then the Credit Suisse US Balanced Index will decline regardless of whether its exposure is allocated to the Equity Index or the Fixed Income Indices. It is also possible that the Fixed Income Indices decline at a greater rate than the Equity Index. If the Equity Index and the Fixed Income Indices tend to decline at the same time — in other words, if they prove to be positively correlated — the Credit Suisse US Balanced Index’s allocation methodology will not be successful, and the Credit Suisse US Balanced Index may experience significant declines.

The Credit Suisse US Balanced Index May Have Significant Exposure to the Fixed Income Indices, Which Have Limited Return Potential and Significant Downside Potential, Particularly in Times of Rising Interest Rates

The Fixed Income Indices offer only limited return potential, which in turn limits the return potential of the Credit Suisse US Balanced Index. The U.S. Treasury note futures contracts included in the Fixed Income Indices track the value of futures contracts on U.S. Treasury notes, which may be subject to significant fluctuations and declines. In particular, the value of a futures contract on a U.S. Treasury note is likely to decline if there is a general rise in interest rates. To the extent the Credit Suisse US Balanced Index is allocated to the Fixed Income Indices, you could suffer a loss in such market conditions.

The ten-year U.S. Treasury note futures contracts may perform negatively from time to time. The Credit Suisse US Balanced Index uses a “Risk Signal” (as described herein) to capture the presence of a downward trend in the performance of the 10Y Fixed Income Index. If the Risk Signal is off, the Credit Suisse US Balanced Index will allocate all of the Fixed Income Exposure (as defined herein) to the 10Y Fixed Income Index. The Risk Signal is turned on if the performance of the 10Y Fixed Income Index over the previous ten Index Calculation Days is lower than its historical moving average, indicating that the risk of future negative performance in ten-year U.S. Treasury note futures contracts is rising. In this scenario, the Credit Suisse US Balanced Index will allocate half of the Fixed Income Exposure to the 10Y Fixed Income Index and the remaining half to the 2Y Fixed Income Index, which generally has a lower volatility than the 10Y Fixed Income Index. However, if both Fixed Income Indices perform negatively, this allocation strategy may adversely affect the performance of the Credit Suisse US Balanced Index. Additionally, the 2Y Fixed Income Index may perform worse than the 10Y Fixed Income Index in certain market conditions (e.g., at a time of negative interest rates); in these conditions, the Credit Suisse US Balanced Index may perform worse than if the Fixed Income Exposure was only allocated to the 10Y Fixed Income Index.

Selected Risk Factors Related to the Futures Indices

The Futures Indices are the Component Indices of the Credit Suisse US Balanced Index. However, the Futures Indices have their own index methodology that will affect the return on the securities independently of the Credit Suisse US Balanced Index. You should understand how the Futures Indices are calculated, including the following risks related to the Futures Indices.

The Securities Do Not Offer Direct Exposure to the S&P 500® Index or U.S. Treasury Notes

The Equity Index tracks E-mini S&P 500 futures contracts, not the underlying S&P 500® Index. The price of an E-mini S&P 500 futures contract reflects the expected value of the underlying S&P 500® Index upon delivery in the future, whereas the level of the S&P 500® Index reflects the immediate value of its components. The Fixed Income Indices track U.S. Treasury note futures contracts, not the underlying U.S. Treasury notes (nor their respective spot prices). The price of a U.S. Treasury note futures contract reflects the expected value of the underlying U.S. Treasury note upon delivery in the future, whereas the spot price of a U.S. Treasury note reflects the immediate delivery value of the U.S. Treasury note.

A variety of factors can lead to a disparity between the expected future price of an underlying asset and the spot price or level at a given point in time, such as expectations concerning supply and demand for the underlying asset. The price movements of a futures contract are typically correlated with the movements of the spot price of the underlying asset, but the correlation is generally imperfect and price movements in the underlying market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment linked to the spot prices or current levels, as applicable, of the underlying assets upon which the E-mini S&P 500 futures contracts and U.S. Treasury note futures contracts included in the Component Indices are based.

The Level of the Futures Indices May Be Calculated and Published at Different Times than the Prices of the E-mini S&P 500 Futures Contracts or U.S. Treasury Note Futures Contracts

The level of a Futures Index may not correspond to the price of the relevant E-mini S&P 500 futures contract or U.S. Treasury note futures contracts due to differences in timing. The prices of E-mini S&P 500 futures contracts or U.S. Treasury Note Futures Contracts may be calculated and published at times when the levels of the Futures Indices are not calculated and published. Consequently, there could be market developments or other events that cause or exacerbate the difference between the price of the relevant E-mini S&P 500 futures contracts or U.S. Treasury note futures contracts and the level of the relevant Futures Index.

Higher Future Prices of Futures Contracts Relative to Their Current Prices, or “Contango,” May Lead to a Decrease in the Level of the Futures Indices and the Amount Payable on the Securities

The Futures Indices are composed of futures contracts. As these futures contracts come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in June may specify a September expiration. As time passes, the contract expiring in September is replaced by a contract for delivery in a future month, for example, December. This is accomplished by selling the September contract and purchasing the December contract. This process is referred to as “rolling.” Excluding other considerations, if the market for these contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the sale of the September contract would take place at a price that is lower than the price of the December contract, thereby creating a negative “carry” or “roll yield,” as the case may be. By contrast, if the market for these contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the September contract would take place at a price that is higher than the price of the December contract, thereby creating a positive “carry” or “roll yield,” as the case may be. The remaining time to expiration may also be a factor. For example, a U.S. Treasury note futures contract with a remaining term of one month may have a higher negative roll yield as compared to a futures contract with a remaining term of six months. Finally, some futures contracts may be in contango whereas other futures contracts on the same asset may be in backwardation. Any of these circumstances could cause a decline in the level of a Futures Index and therefore the value of and return on your securities.

Because “carry” and “roll yields” are considered in the calculation of the Futures Indices, the presence of contango in the futures markets could result in negative “carry” or “roll yields,” as the case may be, which could adversely affect the level of the Futures Indices and the amount payable upon early redemption or at maturity of securities linked to the Futures Indices.

The Securities Are Subject to Interest Rate Risk

The level of each U.S. Treasury note futures contract is affected by the market prices of the underlying U.S. Treasury notes, which may be volatile and are significantly influenced by a number of factors, particularly the yields on the underlying sovereign bonds as compared to current market interest rates. Interest rates are subject to volatility due to a variety of factors, including performance of capital markets. Fluctuations in interest rates could affect the level of the U.S. Treasury Note futures contracts, the levels of the Fixed Income Indices and the value of and amount payable upon early redemption or at maturity of the securities.

The Securities Are Subject to Equity Market Risk

The level of each E-mini S&P 500 futures contract is affected by the market prices of the component securities of S&P 500® Index, which may be volatile and is significantly influenced by a number of factors affecting the US equity market in general. Fluctuations in equity market prices could affect the level of the E-mini S&P 500 futures contracts, the levels of the Equity Index and the value of and amount payable upon early redemption or at maturity of the securities.

General Risks Related to the CREDIT SUISSE US BALANCED INDEX AND THE FUTURES Indices

The following risks relate to the Credit Suisse US Balanced Index and the Futures Indices, which are referred to collectively as the “indices” and their respective components as “index components”.

Past Performance of the Indices Is No Guide to Future Performance and There Is No Assurance that the Strategies on Which the Indices Are Based Will Be Successful

The actual performance of the indices over the term of the securities, as well as the amount payable upon early redemption or at maturity, may bear little relation to the historical values of the indices, or to the hypothetical return examples set forth elsewhere in the applicable pricing supplement. We cannot predict the future performance of the indices, and there is no assurance that the strategies on which the indices are based will be successful in producing positive returns.

There Can Be No Assurance that the Performance of the Indices over Time Will Approximate the Return of the Relevant Strategy or Any Other Strategy

The indices are each designed to pursue a particular strategy. The composition of the indices at any time is determined by the allocation methodology described in this underlying supplement, and is not actively managed by the Index Sponsor or the Futures Index Sponsor, as the case may be. There can be no assurance that the performance of the indices over time will approximate the return of the relevant strategy or any other strategy.

You Will Not Have Any Rights in Any U.S Equity Futures Contracts or U.S. Treasury Note Futures Contracts Tracked by the Indices

As an owner of the securities, you will not have rights that holders of any E-mini S&P 500 futures contracts or U.S. Treasury note futures contracts tracked by the indices, directly or indirectly, may have. The securities will be paid in cash, and you will have no right to receive any payment or delivery in respect of any E-mini S&P 500 futures contracts or U.S. Treasury note futures contracts.

Owning Securities Linked to the Credit Suisse US Balanced Index Is Not the Same as Directly Owning the Securities or Futures Contracts Directly or Indirectly Tracked by the Indices

Your return on the securities will not reflect the return you would have realized on a direct investment in the E-mini S&P 500 futures contracts or U.S. Treasury note futures contracts, as applicable, tracked directly or indirectly by any index. For example, as an investor in the securities, you will not have rights to receive dividends or other distributions or any other rights, including voting rights, with respect to any stocks included in the S&P 500® Index tracked by the E-mini S&P 500 futures. The calculation agent for the securities will calculate the amount payable to you at maturity by reference to the level of the Credit Suisse Balanced Index on the relevant valuation date(s), and will not include the amount of any such dividend payments or other distributions. Therefore, the return on your investment, which will be determined as set forth in the applicable pricing supplement, is not the same as the total return based on the purchase of any stocks, U.S. Treasury notes or futures contracts, as applicable, tracked directly or indirectly by any index.

Suspension or Disruptions of Market Trading in Stocks or Futures Contracts May Adversely Affect the Value of the Securities

Stock markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures markets may have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the index components and therefore could adversely affect the level of the indices and the value of the securities.

We and Our Affiliates May Have Economic Interests Adverse to Those of the Holders of the Securities

Because our affiliates are acting as the calculation agent for the securities, the Index Calculation Agent, the Index Sponsor and the Futures Index Sponsor, potential conflicts of interest may exist between our affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon early redemption of the securities or the composition or methodology of the indices.

For example, the Index Sponsor or the Futures Index Sponsor may adjust the method of calculating the relevant index if it determines, pursuant to the applicable rules, that the publication of such index is discontinued and there is no successor index. The Index Sponsor or the Futures Index Sponsor may also adjust the method of calculating any relevant index if it determines, pursuant to the applicable rules, that such index or the method of calculating such index has been changed at any time in any significant respect.

Therefore, potential conflicts of interest may exist between our affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon early redemption of the securities or the composition or methodology of the indices.

In addition, Credit Suisse and its affiliates expect to engage in trading activities related to the index components or futures contracts referenced by the index components, futures or options on the index components or the indices, or other derivative instruments with returns linked to the performance of index components or the indices, for their accounts and for other accounts under their management. Credit Suisse and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the indices or the index components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the level of the indices and, accordingly, could affect the value of the securities and the amount payable to you at maturity or upon early redemption, as applicable.

We or our affiliates may currently or from time to time engage in business with the issuers of the securities indirectly tracked by the Equity Index, including extending loans to, making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire nonpublic information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the issuers of the securities indirectly tracked by the Equity Index. Any such views or recommendations may be inconsistent with purchasing or holding the securities. Any prospective purchaser of securities should undertake such independent investigation of each company whose stock is indirectly tracked by an index component as in its judgment is appropriate to make an informed decision with respect to an investment in the securities.

With respect to any of the activities described herein, neither Credit Suisse nor its affiliates have any obligation to take the needs of any buyer, seller or holder of the securities into consideration at any time.

Adjustments to the Indices or to the Index Components Could Adversely Affect the Securities

The Index Sponsor and the Futures Index Sponsor are responsible for calculating and maintaining their respective indices. The Index Sponsor and the Futures Index Sponsor can make methodological changes that could change the level of their respective indices at any time. The Index Sponsor and the Futures Index Sponsor may discontinue or suspend calculation or dissemination of their respective indices. If one or more of these events occurs, the calculation of the amount payable at maturity or upon early redemption could be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity or early redemption and/or the market value of the securities. All determinations and adjustments to be made by the Index Calculation Agent with respect to the level of the indices will be made in the Index Calculation Agent’s reasonable discretion.

See “—We and Our Affiliates May Have Economic Interests Adverse to Those of the Holders of the Securities” herein for a discussion of certain conflicts of interest that may arise between certain affiliates of Credit Suisse in their capacity as Index Sponsor or Futures Index Sponsor and you.

You Will Have No Rights Against the Entities with Discretion over the Indices or the Index Components

As an owner of the securities, you will have no rights against the Index Sponsor, the Futures Index Sponsor or the Index Calculation Agent even though the amount you receive at maturity or upon early redemption of your securities by Credit Suisse will depend on the level of the indices. By investing in the securities, you will not acquire any interest in any equity or bond futures component that may be tracked, directly or indirectly, by any Futures Index. Your securities will be paid in cash, and you will have no right to receive delivery in respect of any stocks, bonds, futures or any underlying asset upon which such futures components are based.

The Indices Will Be Calculated Pursuant to a Set of Fixed Rules and Will Not Be Actively Managed. If the Indices Perform Poorly, the Index Sponsor or the Futures Index Sponsor Will Not Change the Rules in an Attempt to Improve Performance

The indices will not be actively managed. If the relevant rules-based investment methodology tracked by an index performs poorly, the Index Sponsor or the Futures Index Sponsor will not change the rules in an attempt to improve performance. Accordingly, an investment in securities linked to an index is not like an investment in a mutual fund. Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the index rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

THE CREDIT SUISSE US BALANCED 5% ER INDEX

All disclosure contained in this underlying supplement regarding the Credit Suisse US Balanced 5% ER Index (the “Credit Suisse US Balanced Index”), including, without limitation, its make-up, method of calculation and changes to its components, has been derived from information prepared by Credit Suisse International (“CSi”). CSi, as the sponsor of the Credit Suisse US Balanced Index (in such capacity, the “Index Sponsor”), controls the policies of the Credit Suisse US Balanced Index. The Index Sponsor also acts as the administrator of the Credit Suisse US Balanced Index for the purposes of the Benchmark Regulation (Regulation (EU) 2016/1011) (the “BMR”) (the “Index Administrator”). CSi, as the calculation agent for the Credit Suisse US Balanced Index (in such capacity, the “Index Calculation Agent”), is responsible for calculating the Credit Suisse US Balanced Index. However, CSi may delegate to a third party some or all of its functions in respect of the Credit Suisse US Balanced Index. A committee whose membership comprises personnel from Credit Suisse (the “Index Committee”) governs the Credit Suisse US Balanced Index. The Index Committee is responsible for approving certain actions in calculating and maintaining the Credit Suisse US Balanced Index as described herein. The Index Calculation Agent will consult the Index Committee as necessary on matters of interpretation in calculating the Credit Suisse US Balanced Index. Neither CSi nor the Index Committee has any obligation to take the needs of any investor in the securities, CSi or any of their clients into consideration in determining, composing, calculating or publishing the Credit Suisse US Balanced Index or any of the components of the Credit Suisse US Balanced Index.

Overview

The Credit Suisse US Balanced Index is designed to provide exposure to a hypothetical “balanced” portfolio (consisting of the Equity Index and a momentum strategy-driven allocation of the Fixed Income Indices), while targeting a realized daily volatility of 5%. By “balanced” we mean the Credit Suisse US Balanced Index’s hypothetical portfolio may, under certain circumstances, include both:

•	equity exposure, in the form of notional E-mini S&P 500 futures contracts tracked by the Credit Suisse US Equity Futures Index (the “Equity Index”); and
•	fixed income exposure, in the form of notional U.S. Treasury note futures contracts tracked by the Credit Suisse 10-Year U.S. Treasury Note Futures Index (the “10Y Fixed Income Index”), alone or together with the Credit Suisse 2-Year U.S. Treasury Note Futures Index (the “2Y Fixed Income Index”) (each, a “Fixed Income Index,” and together, the “Fixed Income Indices”).

The Credit Suisse US Balanced Index is meant to represent an unfunded (excess return) exposure allocated to the Equity Index and the Fixed Income Indices. “Balanced” does not imply any risk adjusted diversified asset class allocation or actual balance among asset classes. See “Selected Risk Considerations—Selected Risk Factors Related to the Credit Suisse US Balanced Index—The Credit Suisse US Balanced Index Does Not Attempt to Achieve a Broad or “Balanced” Asset Class Diversification.”

We refer to each of the Equity Index and the Fixed Income Indices as a “Component Index,” and together, the “Component Indices.”

The components of the Equity Index provide notional exposure to E-mini S&P 500 futures, which are futures contracts on the S&P 500® Index that are traded on Chicago Mercantile Exchange. Each E-mini S&P 500 Index Futures contract has a notional value of $50 multiplied by the value of the S&P 500® Index.

Depending on market conditions, the Credit Suisse US Balanced Index may allocate exposure to one or both Fixed Income Indices that track the performance of notional long investments in two- and ten-year U.S. Treasury note futures contracts. U.S. Treasury notes are United States government debt securities issued by the United States Treasury.

The Component Indices are described in greater detail in “The Futures Indices” herein.

The Credit Suisse US Balanced methodology includes an index fee deducted from the daily performance of the Credit Suisse US Balanced Index at a rate of 0.50% per annum. The annualized index fee reduces the level of the Credit Suisse US Balanced Index.

Asset Allocation

The Credit Suisse US Balanced Index varies its allocation between the Equity Index and the Fixed Income Indices over time based on its calculation of perceived “risk” as measured by historical realized volatility. The Credit Suisse US Balanced Index allocates (i) up to 100% of its (potentially leveraged) exposure to the Equity Index during potential “lower risk” periods and (ii) part of its (potentially leveraged) exposure to the Equity Index and the remainder of its exposure to one or both Fixed Income Indices during potential “higher risk” periods. Thus, the Credit Suisse US Balanced Index diversifies its exposure to include the Fixed Income Indices when there is greater volatility in U.S. equity markets.

“Volatility” refers to the annualized standard deviation of the daily performance of an asset. The greater the historical volatility with respect to such asset on a given date, the higher the historical variation of its daily performance and thus the greater the range of potential negative (or positive) performance of the asset (if expected volatility is in line with historical volatility). It is important to note that the historical realized volatility is an historical measure of realized volatility and it does not necessarily reflect volatility going forward. Historical realized volatility is backward looking, and not the same as implied volatility, which is an estimation of future volatility and may better reflect market expectations on a going forward basis.

Lower historical realized volatility of the Equity Index is used as a proxy for “less risky” markets and potential “lower risk” periods. Conversely, greater historical realized volatility of the Equity Index is used as a proxy for “more risky” markets and potential “higher risk” periods. The Credit Suisse US Balanced Index measures the historical realized volatility of the Equity Index in the following manner. First, it calculates the exponential moving average of the variance of the Equity Index. Variance is the square of volatility and is used in certain products in the financial markets in place of volatility due to mathematical properties that facilitate the ability to value and hedge those products. The variance of the Equity Index on each day is calculated using the exponential moving average of the variance of the Equity Index. A simple moving average is the unweighted average of a previous fixed subset of data points, such as index closing levels. When a new data point is included in the average, the then oldest data point is excluded. An exponential moving average includes all of the data points from a fixed starting point and applies a decay factor to exponentially decrease the weights given to older data points. The exponential moving averages applied by the Credit Suisse US Balanced Index give the most weight to the most recent variance. The Credit Suisse US Balanced Index calculates two exponential moving averages of the variance of the Equity Index using a decay factor of 0.93 or 0.97. Approximately 99% of the weight included in an exponential moving average is derived (i) from the previous 64 trading days if the decay factor is 0.93 and (ii) from the previous 152 trading days if the decay factor is 0.97. We refer to the realized volatility (the square root of the applicable variance) calculated using the decay factor of 0.93 as the “short-term realized volatility” and the realized volatility calculated using the decay factor of 0.97 as the “long-term realized volatility,” calculated on an annualized basis. The Credit Suisse US Balanced Index uses the average of these two different methods to calculate the historical realized volatility of the Equity Index to average out the risk that the long-term realized volatility is meaningfully different from the short-term realized volatility. For the purpose of determining the asset allocation of the portfolio of Component Indices, the historical realized volatility of the Equity Index on each day is equal to the arithmetic average of the short-term and long-term realized volatilities of the Equity Index on such day. This averaging of short-term realized volatility and long-term realized volatility is arbitrary and may dampen or heighten the calculated volatility of the Equity Index compared to other methods of calculating volatility such as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation.

There are measurements that the Credit Suisse US Balanced Index will deem to be meaningful to the index methodology that would not be deemed meaningful if the Credit Suisse US Balanced Index used a different method of calculating volatility. Alternatively, the Credit Suisse US Balanced Index may be overly restrictive and treat as not meaningful measures of volatility that contain meaningful information. In this latter case, the Credit Suisse US Balanced Index may retain full exposure to the Equity Index even though other methods would have dictated allocating or increasing exposure to the Fixed Income Indices, or the Credit Suisse US Balanced Index may retain limited or decreasing exposure to the Equity Index even though other methods would have dictated increasing exposure to the Equity Index. Any fixed rule for determining a change to the Credit Suisse US Balanced Index’s hypothetical portfolio of Component Indices will necessarily be a blunt tool and, accordingly, may have a high rate of inaccuracy. The Credit Suisse US Balanced Index methodology may produce a lower return or greater loss than other rules that could have been adopted for the identification of the volatility of the Equity Index. There is nothing inherent in the particular methodology applied by the Credit Suisse US Balanced Index that makes it a more or less accurate predictor of the volatility of the Equity Index. It is possible that the rules used by the Credit Suisse US

Balanced Index may not identify the volatility of the Equity Index as effectively as other rules that might have been adopted, or at all.

When the historical realized volatility of the Equity Index as determined according to the Credit Suisse US Balanced Index methodology is greater than 5% (signaling “more risky” markets), the Credit Suisse US Balanced Index reduces its exposure to the Equity Index and allocates part of its hypothetical portfolio to one or both Fixed Income Indices. Specifically, the Credit Suisse US Balanced Index allocates part of its hypothetical portfolio to the Equity Index in a percentage equal to 5% divided by the historical realized volatility of the Equity Index. Because in such case the historical realized volatility of the Equity Index is greater than 5%, allocation to the Equity Index will be less than 100%. Whatever remains of the notional portfolio (the “Fixed Income Exposure”) will be allocated to one or both Fixed Income Indices. Thus, the greater the historical realized volatility of the Equity Index, the less of the Credit Suisse US Balanced Index’s notional portfolio is allocated to the Equity Index and the more of such portfolio is allocated to the Fixed Income Indices.

Typically, U.S. Treasury note futures contracts are expected to have a higher yield than cash, which is why the Credit Suisse US Balanced Index allocates to the Fixed Income Indices that track the performance of U.S. Treasury note futures contracts rather than cash when there is more volatility in U.S. equity markets. Specifically, ten-year U.S. Treasury note futures contracts typically have a higher yield than two-year U.S. Treasury note futures contracts. However, the ten-year U.S. Treasury note futures contracts may perform negatively from time to time. The Credit Suisse US Balanced Index uses a “Risk Signal” to indicate the presence of a potential downward trend in the performance of the 10Y Fixed Income Index. If the Risk Signal is off, the Credit Suisse US Balanced Index will allocate all of the Fixed Income Exposure to the 10Y Fixed Income Index. The Risk Signal is turned on if the performance of the 10Y Fixed Income Index over the previous ten Index Calculation Days (as defined herein) is lower than its historical moving average calculated over the preceding 200 Index Calculation Days, indicating that the risk of future negative performance in ten-year U.S. Treasury note futures contracts is rising. In this scenario, the Credit Suisse US Balanced Index will allocate half of the Fixed Income Exposure to the 10Y Fixed Income Index and the remaining half to the 2Y Fixed Income Index, which generally has a lower volatility than the 10Y Fixed Income Index. However, if both Fixed Income Indices perform negatively, this allocation strategy may adversely affect the performance of the Credit Suisse US Balanced Index. Additionally, the 2Y Fixed Income Index may perform worse than the 10Y Fixed Income Index in certain market conditions (e.g., at a time of negative interest rates); in these conditions, the Credit Suisse US Balanced Index may perform worse than if the Fixed Income Exposure was only allocated to the 10Y Fixed Income Index or to cash.

Realized Volatility Target

Once the Credit Suisse US Balanced Index establishes its allocation among the Component Indices on an Index Calculation Day, the Credit Suisse US Balanced Index seeks to achieve a realized daily volatility target of 5% by varying its notional exposure to the portfolio of Component Indices. The notional exposure to such portfolio on each Index Calculation Day will be set equal to the target volatility of 5% divided by the historical realized volatility of the hypothetical portfolio calculated on such day, subject to a maximum notional exposure of 125%.

To measure the combined historical realized volatility of the portfolio of Component Indices, the Credit Suisse US Balanced Index calculates the variance of each Component Index and the covariance between each pair of any two Component Indices. Covariance provides a means to measure the correlation between two assets. Correlation is a statistical measure of the relationship between the prices of two assets over a period of time. The combined historical realized volatility of the portfolio of Component Indices tracked by the Credit Suisse US Balanced Index on an Index Calculation Day is the square root of the sum of the variance and covariance of the Equity Index, the 10Y Fixed Income Index and the 2Y Fixed Income Index. Generally, the higher the volatility of the Component Indices and the higher the correlation among the Component Indices, the greater the historical realized volatility of their portfolio.

Both of the variance and covariance of Component Indices are calculated using the exponential moving average method described above with a decay factor of 0.93 or 0.97. For the purpose of determining the notional exposure to the portfolio of Component Indices, the historical realized volatility of the portfolio on each Index Calculation Day is equal to the higher of the short-term and long-term realized volatilities of the portfolio, each calculated using the decay factor of 0.93 and 0.97, respectively. Using the higher of the short-term and long-term realized volatility of the portfolio helps the Credit Suisse US Balanced Index seeks to capture any recent increase in volatility of the portfolio and lessen the impact of any recent decrease in volatility of the portfolio. Generally speaking, the notional exposure to the portfolio will increase if the realized volatility of the portfolio decreases (signaling potential “lower risk” periods) and decrease if the realized volatility of the portfolio increases (signaling potential “higher risk” periods). Because the notional exposure to the portfolio cannot exceed 125% on each Index Calculation Day, the Credit Suisse US Balanced Index may not be able to achieve or maintain the target volatility of 5%. If the realized volatility of the portfolio is less than 4%, the Credit Suisse US Balanced Index will not achieve its target volatility of 5% even with 125% exposure to the portfolio.

The Credit Suisse US Balanced Index’s exposure to the portfolio is adjusted on each Index Calculation Day in an attempt to maintain its realized volatility target of 5%. The Credit Suisse US Balanced Index’s realized volatility target of 5% is a key feature of the Credit Suisse US Balanced Index and will be a significant determinant of its performance. An exposure of 100% to the Credit Suisse US Balanced Index’s hypothetical portfolio would mean that the performance of the Credit Suisse US Balanced Index (without taking into account the index fee) will reflect the performance of the portfolio of the Component Indices. At any time when realized volatility of the Credit Suisse US Balanced Index’s hypothetical portfolio is greater than the Credit Suisse US Balanced Index’s volatility target of 5%, the Credit Suisse US Balanced Index will have less than 100% exposure to the Credit Suisse US Balanced Index’s hypothetical portfolio. At the end of any Index Calculation Day, if the historical realized volatility of the Credit Suisse US Balanced Index’s hypothetical portfolio as of the previous Index Calculation Date was greater than the Credit Suisse US Balanced Index’s volatility target of 5%, the Credit Suisse US Balanced Index will be rebalanced to have less than 100% exposure to its hypothetical portfolio. An exposure of less than 100% would mean that the Credit Suisse US Balanced will participate in only a limited degree of the performance of the portfolio of Component Indices, and the difference between 100% and that exposure will be hypothetically allocated to non-remunerating cash and will accrue no interest or other return. For example, an exposure of 50% would mean that the Credit Suisse US Balanced Index would participate in only 50% of the performance of the portfolio of Component Indices. In this example, without taking into account the index fee, if the portfolio of Component Indices were to appreciate by 2%, the Credit Suisse US Balanced Index would only appreciate by 1% (which is 50% of 2%), and if the portfolio of Component Indices were to depreciate by 2%, the Credit Suisse US Balanced Index would only depreciate by 1%.

There is no guarantee that the historical realized volatility of the Credit Suisse US Balanced Index will be indicative of present or future volatility levels, that the actual realized volatility of the Credit Suisse US Balanced Index will be 5% over any period of time or that the volatility target mechanics will produce superior returns compared to a strategy with different, or without, volatility targets. The actual performance of the Credit Suisse US Balanced Index over time may bear little relation to the historical values of the Credit Suisse US Balanced Index or its historical realized volatility. We cannot predict the future performance of the Credit Suisse US Balanced Index, and there is no assurance that the strategy on which the Credit Suisse US Balanced Index is based will be successful in producing positive returns. Furthermore, the performance of the Credit Suisse US Balanced Index could be negative whether the calculated historical realized volatility of the Credit Suisse US Balanced Index is low or high.

Calculation of the Credit Suisse US Balanced Index

Preliminary Weights

The Index Calculation Agent calculates the Preliminary Weight of each Component Index as an input for the Component Index Weight calculation. The Index Calculation Agent uses the Component Index Weight calculation in turn to determine the weighting of each Component Index in the calculation of the level of the Credit Suisse US Balanced Index.

Once the Index Calculation Agent determines the Preliminary Weight of each Component Index, the Index Calculation Agent applies the Volatility Target Participation Adjustment so that the Credit Suisse US Balanced Index targets a realized volatility of 5%, as described under “—Volatility Target Participation Adjustment” herein.

Preliminary Weight of the Equity Index

The Index Calculation Agent calculates the Preliminary Weight () for the Equity Index on Index Calculation Day (t) as follows:

For more information about the realized volatility calculations of the Equity Index (i.e., and ), see “—EWMA Variance and Covariance” and “—Realized Portfolio Volatility” herein.

Preliminary Weight of the Fixed Income Indices

The Index Calculation Agent calculates the Preliminary Weight for the 10Y Fixed Income Index on Index Calculation Day (t) as follows:

Where:

is the “Risk Signal” for the 10Y Fixed Income Index, calculated as set forth under “—Risk Signal” herein.

When the volatility of the Equity Index is equal to or less than 5%, the Credit Suisse US Balanced Index will be exposed solely to the Equity Index (represented by “1” in the foregoing equation for the Preliminary Weight for the Equity Index). When the volatility of the Equity Index is greater than 5%, the Credit Suisse US Balanced Index’s allocation is partially allocated to the 10Y Fixed Income Index, and possibly, the 2Y Fixed Income Index. This partial allocation is done to provide some diversification in the Credit Suisse US Balanced Index’s portfolio when there is higher historical realized volatility in U.S. equity markets.

Thus, the Preliminary Weight of the 10Y Fixed Income Index on an Index Calculation Day is the product of (i) the difference of (a) one and (b) the Preliminary Weight of the Equity Index on such Index Calculation Day and (ii) the difference of (1) one and (2) the quotient of (x) the Risk Signal and (y) two.

The Index Calculation Agent calculates the Preliminary Weight for the 2Y Fixed Income Index on Index Calculation Day (t) as follows:

Thus, the Preliminary Weight of the 2Y Fixed Income Index on an Index Calculation Day is the product of (i) the difference of (a) one and (b) the Preliminary Weight of the Equity Index on such Index Calculation Day and (ii) the quotient of (1) the Risk Signal and (2) two.

EWMA Variance and Covariance

The Index Calculation Agent calculates two measures of covariance across the Component Indices, using exponentially-weighted moving average (“EWMA”) with decay parameter, equal to 0.93 or to 0.97. The decay parameter determines the degree to which previous covariance measures are taken into account versus new returns. Each of the two EWMA Covariance measures (“”) on an Index Calculation Day (t) after the Start Date is calculated with respect to a given pair of Component Indices, X and Y, as follows:

Where:

is 0.93 or 0.97, as applicable.

Ln(x)	is the natural logarithmic function.

Thus, the EWMA Covariance on an Index Calculation Day after the Start Date with respect to a given pair of Component Indices, X and Y, is the sum of (i) the product of (a) 0.93 or 0.97, as applicable, and (b) the EWMA Covariance for such Component Indices on the immediately preceding Index Calculation Day and (ii) the product of (1) the difference of (x) one and (y) 0.93 or 0.97, as applicable, (2) the natural logarithmic function of the quotient of (I) the closing level of the first Component Index on such Index Calculation Day and (II) the closing level of the first Component Index on the immediately preceding Index Calculation Day and (3) the natural logarithmic function of the quotient of (A) the closing level of the second Component Index on such Index Calculation Day and (II) the closing level of the second Component Index on the immediately preceding Index Calculation Day.

This foregoing formula also calculates the variance of a Component Index in the event that X and Y signify the same Component Index. The Index Calculation Agent provided the initial values of the EWMA Covariance for the Start Date for all pairings of the Equity Index, the 10Y Fixed Income Index and the 2Y Fixed Income Index.

Realized Portfolio Volatility

Using the two EWMA Covariance measures, the Index Calculation Agent calculates the Realized Portfolio Volatility () (with j referring to either 1 or 2, as applicable), of the hypothetical portfolio of Component Indices tracked by the Credit Suisse US Balanced Index on Index Calculation Day (t) as follows:

Where:

is the covariance (or the variance, in the case of X = Y) between two Component Indices, X and Y, on Index Calculation Day (t), calculated as described in “—EWMA Variance and Covariance” herein. The covariance may also be expressed as:

Thus, Realized Portfolio Volatility of the hypothetical portfolio of Component Indices tracked by the Credit Suisse US Balanced Index on an Index Calculation Day is the square root of the sum of the variance and covariance of the Equity Index, the 10Y Fixed Income Index and the 2Y Fixed Income Index.

Component Index Weights

Before the Index Calculation Agent calculates the level of the Credit Suisse US Balanced Index, the Index Calculation Agent calculates the weights of the Component Indices. The Index Calculation Agent determines this “Component Index Weight” by multiplying the “Preliminary Weight” of a Component Index (calculated as described in “—Preliminary Weights” herein) by a “Volatility Target Participation Adjustment” (calculated as described in “—Volatility Target Participation Adjustment” herein). This calculation serves to determine the notional exposure to the Credit Suisse US Balanced Index’s hypothetical portfolio on an Index Calculation Day. The Index Calculation Agent calculates the Component Index Weight (“”) for each Component Index on Index Calculation Day (t) as follows:

Where:

is the Volatility Target Participation Adjustment for such Component Index on Index Calculation Day (t), calculated as set forth in “—Volatility Target Participation Adjustment” herein.
is the Preliminary Weight of such Component Index on Index Calculation Day (t), calculated as set forth in “—Preliminary Weights” herein.

Thus, the Component Index Weight for a Component Index on an Index Calculation Day is the product of (i) the Volatility Target Participation Adjustment for such Component Index on such Index Calculation Day and (ii) the Preliminary Weight of such Component Index on such Index Calculation Day.

Volatility Target Participation Adjustment

In calculating the Volatility Target Participation Adjustment (which is used to calculate the Component Index Weights), the Credit Suisse US Balanced Index first determines the relative allocation of Credit Suisse US Balanced Index exposure among the Component Indices, and then determines the leverage amount of the exposure to the portfolio of Component Indices (up to 125%), targeting an overall realized volatility for the Credit Suisse US Balanced Index of 5%. In calculating the Volatility Target Participation Adjustment, the Credit Suisse US Balanced Index uses a volatility calculation represented by , as further described in “—Realized Portfolio Volatility” herein. In this calculation, j is either 1, which represents a volatility calculation that uses a decay factor of 0.93 as an input, or 2, which represents a volatility calculation that uses a decay factor of 0.97 as an input. The Credit Suisse US Balanced Index selects whichever of the two volatility calculations that yields higher volatility as the historical realized volatility of the portfolio.

The Index Calculation Agent calculates the Volatility Target Participation Adjustment () on Index Calculation Day (t) as follows:

Where:

ParCap	is the Participation Cap, which is 125%.
VolTarget	is the Volatility Target, which is 5%.

is the Realized Portfolio Volatility of the hypothetical portfolio of Component Indices on Index Calculation Day (t) calculated using a decay factor of 0.93, as described in “—Realized Portfolio Volatility” herein.

is the Realized Portfolio Volatility of the hypothetical portfolio of Component Indices on Index Calculation Day (t) calculated using a decay factor of 0.97, as described in “—Realized Portfolio Volatility” herein.

Thus, the Volatility Target Participation Adjustment on an Index Calculation Day is the lesser of (i) the Participation Cap and (ii) the quotient of (a) the Volatility Target and (b) the greater of (1) the Realized Portfolio Volatility of the hypothetical portfolio of Component Indices on such Index Calculation Day calculated using a decay factor of 0.93 and (2) the Realized Portfolio Volatility of the hypothetical portfolio of Component Indices on such Index Calculation Day calculated using a decay factor of 0.97.

Risk Signal

The Credit Suisse US Balanced Index utilizes a Moving Average over 200 Index Calculation Days to determine, on any given Index Calculation Day, whether the Risk Signal for the 10Y Fixed Income Index on such

Index Calculation Day is “Off” or “On,” which in turn determines the Credit Suisse US Balanced Index’s allocation to the 10Y Fixed Income Index on such Index Calculation Day.

For the 10Y Fixed Income Index on an Index Calculation Day, the Risk Signal (“”) equals one if the closing level of the 10Y Fixed Income Index on such Index Calculation Day is less than the preceding Moving Average for each of the past ten Index Calculation Days; otherwise, the risk signal is zero. For the first ten Index Calculation Days that the Credit Suisse US Balanced Index was calculated by the Index Calculation Agent, the Risk Signal was zero.

For a given Index Calculation Day, the Index Calculation Agent calculates the Risk Signal as follows:

Where:

is an indicator function that returns one if a number is strictly positive; otherwise it returns zero.
is an indicator function that returns one if a number is equal to zero; otherwise it returns zero.
is the Moving Average on each of the past ten Index Calculation Days preceding the Index Calculation Day (t).
is the closing level of the 10Y Fixed Income Index on each of the past ten Index Calculation Days ended on the Index Calculation Day (t).

Thus, the Risk Signal is activated upon ten consecutive Index Calculation Days of the closing level of the 10Y Fixed Income Index remaining below its Moving Average.

Moving Average

The Index Calculation Agent calculates the “Moving Average” to determine whether or not it is currently a “risk on” or “risk off” environment for the 10Y Fixed Income Index. For the first 200 Index Calculation Days that the Credit Suisse US Balanced Index was calculated by the Index Calculation Agent (since the Start Date), the Moving Average was based on the number of Index Calculation Days that had elapsed (such number being less than 200).

The Index Calculation Agent calculates the Moving Average (“”) for the 10Y Fixed Income Index on Index Calculation Day (t) as follows:

Where:

Obs	is the Observation Period, which is 200 Index Calculation Days.

is the closing level of the 10Y Fixed Income Index on the relevant Index Calculation Day during the Observation Period.

Thus, the Moving Average for the 10Y Fixed Income Index on an Index Calculation Day is the product of (i) the quotient of (a) one and (b) 200 Index Calculation Days (or less than 200 Index Calculation Days if being calculated during the first 200 Index Calculation Days since the Start Date) and (ii) the sum of the closing levels of the 10Y Fixed Income Index during the previous 200 Index Calculation Days (or less than 200 Index Calculation Days if being calculated during the first 200 Index Calculation Days since the Start Date).

Level of the Credit Suisse US Balanced Index

The Index Calculation Agent has computed the closing level of the Credit Suisse US Balanced Index since March 20, 1998 (the “Start Date”), with an initial level of 100 (the “Initial Level”). The Index Calculation Agent began publishing the closing levels of the Credit Suisse US Balanced Index beginning June 29, 2018. All data prior to June 29, 2018 reflects hypothetical retrospectively calculated information. Backtested, hypothetical or simulated performance results have inherent limitations. Simulated results are achieved by the retroactive application of a backtested model itself designed with the benefit of hindsight. The backtesting of performance differs from actual performance because the investment strategy may be adjusted at any time, for any reason and can continue to be changed until desired or better performance results are achieved. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtested results are neither an indicator nor a guarantee of future performance. Actual results will vary from the analysis. Past performance should not be taken as an indication or guarantee of future performance, and no representation or warranty, expressed or implied, is made regarding future performance.

The level of the Credit Suisse US Balanced Index is calculated by the Index Calculation Agent and published on Bloomberg page CSEAUSB5 <Index> on each day on which (i) a closing level for each Component Index is published and (ii) the Chicago Mercantile Exchange (or a successor exchange) is open (an “Index Calculation Day”).

The Index Calculation Agent will round the levels of the Credit Suisse US Balanced Index to four decimal places for publication, but the Index Calculation Agent will use unrounded Credit Suisse US Balanced Index levels to calculate the Credit Suisse US Balanced Index. The calculation and publication of the level of the Credit Suisse US Balanced Index in respect of each Index Calculation Day (t) will take place at, or shortly after, 9:00 pm, The City of New York time, on each Index Calculation Day (t).

The Index Calculation Agent retains the right to delay publication of the level of the Credit Suisse US Balanced Index if it reasonably believes at such time that circumstances are present that prevent the Credit Suisse US Balanced Index from being correctly calculated. In the event that the level of the Credit Suisse US Balanced Index published by the Index Calculation Agent on an Index Calculation Day (t) is amended after it is initially published, but prior to the publication of the level of the Credit Suisse US Balanced Index on the following Index Calculation Day (t+1), the amended level of the Credit Suisse US Balanced Index will be deemed to be the official fixing level and will be used in all applicable calculations.

The Index Calculation Agent calculates the level of the Credit Suisse US Balanced Index on an Index Calculation Day by summing the performances of the Component Indices and their respective weightings on that day, minus an annualized index fee of 0.50%. The annualized index fee reduces the level of the Credit Suisse US Balanced Index. After the Start Date, the Index Calculation Agent calculates the level of the Credit Suisse US Balanced Index on Index Calculation Day (t) as follows:

Where:

is the closing level of the Credit Suisse US Balanced Index on Index Calculation Day (t).

is the Index Calculation Day that is one Index Calculation Day preceding Index Calculation Day (t).

is the level of a given Component Index as of the close of Index Calculation Day (t).

is the Component Index Weight for a given Component Index on Index Calculation Day (t), as defined in “Component Index Weights” herein.
Fee	is the “Index Fee,” which is 0.50%.

is the day count, calculated as the number of calendar days from, and including, Index Calculation Day t–1 to, and excluding, Index Calculation Day t, divided by 360.

Thus, the closing level of the Credit Suisse US Balanced Index on an Index Calculation Day is the product of (i) the closing level of the Credit Suisse US Balanced Index on the immediately preceding Index Calculation Day and (ii) the sum of (a) one and (b) the sum of, for each Component Index, the product of (1) the Component Index Weight of such Component Index on the immediately preceding Index Calculation Day and (2) the difference of (x) the difference of (I) the quotient of (A) the closing level of such Component Index on such Index Calculation Day and (B) the closing level of such Component Index on the immediately preceding Index Calculation Day and (II) one and (c) the product of (X) the Index Fee and (Y) the day count.

Maintenance of the Credit Suisse US Balanced Index

Amendments and Discontinuation

The Index Sponsor may, with the approval of the Index Committee, supplement, amend (in whole or in part), revise, rebalance or withdraw the Credit Suisse US Balanced Index at any time if one of the following occurs:

(a)	there is any event or circumstance that in the determination of the Index Sponsor makes it impossible or impracticable to calculate the Credit Suisse US Balanced Index pursuant to the Credit Suisse US Balanced Index rules (the “Rules”);
(b)	the Index Sponsor requires a change to the Rules to address an error, ambiguity or omission in the determination of the Index Sponsor; or
(c)	the Index Sponsor determines that an Extraordinary Event has occurred,

provided, that in any such circumstance, any resulting supplement to or amendment or revision of the Credit Suisse US Balanced Index methodology will be consistent with the fundamental structure and objectives of the Credit Suisse US Balanced Index.

A supplement, amendment, revision, rebalancing or withdrawal may lead to a change in the way the Credit Suisse US Balanced Index is calculated or constructed (including a substitution of any Components Index or changes to the strategy underlying the Credit Suisse US Balanced Index). The Credit Suisse US Balanced Index may be replaced by a successor index.

“Extraordinary Event” means (i) the Futures Index Sponsor discontinues a Futures Index or a Futures Index otherwise becomes generally unavailable to market participants, (ii) there is a change in any applicable law or regulation, or any decision or promulgation of any change in the interpretation by any court, tribunal or regulatory authority of any applicable law or regulation that make is impossible, using commercially reasonable efforts, to comply with such change pursuant to the Rules.

Suspension

Credit Suisse US Balanced Index Disruption Event

Where, in the determination of CSi, acting as the Index Sponsor, a Credit Suisse US Balanced Index Disruption Event has occurred or is existing and subsisting in respect of any Index Calculation Day (a “Disrupted Day”), CSi, acting as the Index Calculation Agent, may in respect of such Disrupted Day (i) suspend the calculation and publication of the level of the Credit Suisse US Balanced Index until the first succeeding Index Calculation Day that is not a Disrupted Day and/or (ii) determine the level of the Credit Suisse US Balanced Index in respect of such Index Calculation Day (the “Disruption Determination Date”) on the basis of estimated or adjusted data in accordance with the formula for, and method of calculating, the Credit Suisse US Balanced Index last in effect prior to the commencement of the Credit Suisse US Balanced Index Disruption Event.

For these purposes, “Credit Suisse US Balanced Index Disruption Event” means a General Disruption Event or a Reference Disruption Event, each as defined herein.

General Disruption Events

In the determination of the Index Sponsor, each of the following events is a “General Disruption Event”:

(a)	a closure of the money markets denominated in U.S. dollars or any other relevant currency, as determined by the Index Sponsor, other than for ordinary public holidays, or a restriction or suspension in trading in these markets that materially impacts any determination relevant to the construction or calculation of the level of the Credit Suisse US Balanced Index;
(b)	any event resulting in a breakdown in any means of communication or procedure normally used to enable the determination of the level of the Credit Suisse US Balanced Index;
(c)	any other event that the Index Sponsor determines will, or is likely to, prevent the prompt or accurate determination of the level of the Credit Suisse US Balanced Index;
(d)	a conclusion by the Index Sponsor that, as a consequence of any such event described in (b) through (c) herein, the last reported level of the Credit Suisse US Balanced Index should not be relied upon; or
(e)	a data disruption from a data provider that materially impacts any determination relevant to the construction or calculation of the level of the Credit Suisse US Balanced Index, as determined by the Index Sponsor.

Reference Disruption Events

In the determination of the Index Sponsor that the event is material in relation to the Credit Suisse US Balanced Index, each of the following events is a “Reference Disruption Event”:

(a)	the occurrence or existence, with respect to any security, future or other instrument that (i) tracks the level of any Component Index or (ii) is a component of or is referenced or otherwise used in connection with the calculation, or determination of the level of, any Component Index (each, a “Tracking Instrument”), of one of the following:
•	any suspension or limitation of trading on the Chicago Mercantile Exchange (the “Exchange”), whether imposed by such Exchange or otherwise (and whether by reason of movements in price exceeding limits permitted by such Exchange or otherwise), in respect of such Tracking Instrument;
•	any event (other than an early closure described in the sub-bullet immediately below) that disrupts or impairs, as determined by the Index Sponsor, the ability of market participants in general to effect transactions on the Exchange in, or to obtain market values for, any Tracking Instrument; or
•	on any Scheduled Trading Day (as defined below) on which the Exchange is open for trading during its regular trading sessions, notwithstanding such Exchange closing before its scheduled closing time (each such day, an “Exchange Business Day”), the closure of such Exchange in respect of trading in any Tracking Instrument before its scheduled closing time; provided that, if such Exchange announces such earlier closing time at least one hour before the earlier of (i) the actual closing time for the regular trading session on such Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the system of such Exchange for execution at the scheduled closing time on such Exchange Business Day, such early closure will not constitute a Reference Disruption Event;
(b)	any failure to publish the level of any Component Index or the value of a Tracking Instrument for any reason on any day when such level of any Component Index or the value of a Tracking Instrument is due to be published; or

(c)	any event that, in the determination of the Index Sponsor, disrupts or impairs the ability of market participants (including the Index Sponsor and/or its affiliates) in general to effect transactions in, or to obtain market values for, any Tracking Instrument.

A “Scheduled Trading Day” is, with respect to the Exchange, any day on which such Exchange is scheduled to be open for trading for its regular trading session.

Important Information

CSi is authorized by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority (“FCA”) and the PRA. Notwithstanding that CSi is so regulated, the rules of neither the FCA nor the PRA are incorporated into this document.

The Index Administrator and Index Calculation Agent are part of the same group. CSi or its affiliates may also offer securities or other financial products, the return of which is linked to the performance of the Credit Suisse US Balanced Index. CSi or its affiliates may, therefore, in each of their respective capacities face a conflict in their obligations carrying out such role with investors in the securities or other financial products.

CSi is the Index Administrator, Index Sponsor and Index Calculation Agent. CSi may transfer or delegate to another entity, at its discretion and in compliance with applicable law and regulation, some or all of the functions and calculations associated with the role of Index Administrator, Index Sponsor and Index Calculation Agent respectively.

CSi as Index Administrator is the final authority on the Credit Suisse US Balanced Index and the interpretation and application of the Credit Suisse US Balanced Index methodology.

CSi, as Index Sponsor or Index Administrator may, in accordance with the conditions and other terms specified in “Maintenance of the Credit Suisse US Balanced Index” herein, supplement, amend (in whole or in part), revise or terminate the Credit Suisse US Balanced Index in compliance with applicable law and regulation at any time. The Credit Suisse US Balanced Index rules may change without prior notice. Such a supplement, amendment, revision or withdrawal may lead to a change in the way the Credit Suisse US Balanced Index is calculated or constructed and may affect the Credit Suisse US Balanced Index in other ways.

Neither CSi as Index Administrator nor CSi as Index Calculation Agent warrants or guarantees the accuracy or timeliness of calculations of the level of the Credit Suisse US Balanced Index or the availability of the level of Credit Suisse US Balanced Index on any particular date or at any particular time.

Neither CSi nor any of its affiliates (including their respective officers, employees and delegates) shall be under any liability to any party on account of any loss suffered by such party (however such loss may have been incurred) in connection with anything done, determined, interpreted, amended or selected (or omitted to be done, determined or selected) by it in connection with the Credit Suisse US Balanced Index. Without prejudice to the generality of the foregoing, neither CSi nor any of its affiliates shall be liable for any loss suffered by any party as a result of any determination, calculation, interpretation, amendment or selection it makes (or fails to make) in relation to the construction or the valuation of the Credit Suisse US Balanced Index and, once made, neither CSi nor any of its affiliates shall be under any obligation to revise any calculation, determination, amendment, interpretation and selection made by it for any reason. Neither CSi nor any of its affiliates makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Credit Suisse US Balanced Index, or as to the performance and/or the value thereof at any time (past, present or future).

The strategy underlying the Credit Suisse US Balanced Index (the “Balanced Index Strategy”) is a proprietary strategy of the Index Administrator. The Balanced Index Strategy is subject to change at any time by the Index Administrator, in accordance with the relevant provisions of the Credit Suisse US Balanced Index methodology or otherwise as required by applicable law and regulations. Neither CSi nor its affiliates shall be under any liability to any party on account of any loss suffered by such party in connection with any change in any such strategy, or determination or omission in respect of such strategy.

Neither CSi nor any of its affiliates is under any obligation to monitor whether or not a Credit Suisse US Balanced Index Disruption Event has occurred and shall not be liable for any losses resulting from (i) any determination that a

Credit Suisse US Balanced Index Disruption Event has occurred or has not occurred, (ii) the timing relating to the determination that a Credit Suisse US Balanced Index Disruption Event has occurred or (iii) any actions taken or not taken by CSi or any of its affiliates as a result of such determination.

Unless otherwise specified, CSi shall make all calculations, determinations, amendments, interpretations and selections in respect of the Credit Suisse US Balanced Index. Neither CSi nor any of its affiliates (including their respective officers, employees and delegates) shall have any responsibility for good faith errors or omissions in its calculations, determinations, amendments, interpretations and selections as provided in the Credit Suisse US Balanced Index methodology. The calculations, determinations, amendments, interpretations and selections of CSi shall be made by it in accordance with the Credit Suisse US Balanced Index methodology, acting in good faith and in a commercially reasonable manner and (where there is a corresponding applicable regulatory obligation) shall take into account whether fair treatment is achieved by any such calculation, determination, amendment, interpretation and selections in accordance with its applicable regulatory obligations (having regard in each case to the criteria stipulated herein and (where relevant) on the basis of information provided to or obtained by employees or officers of CSi responsible for making the relevant calculations, determinations, amendments, interpretations and selections). For the avoidance of doubt, any calculations or determinations made by CSi under the Credit Suisse US Balanced Index methodology on an estimated basis may not be revised following the making of such calculation or determination.

No person may reproduce or disseminate the level of the Credit Suisse US Balanced Index or this underlying supplement without the prior written consent of CSi or its affiliates (where applicable). This underlying supplement is not intended for distribution to, or use by any person in a jurisdiction where such distribution or use is prohibited by law or regulation. No one other than CSi or its affiliates (where applicable) is permitted to use the Credit Suisse US Balanced Index or this underlying supplement in connection with the writing, trading, marketing, or promotion of any financial instruments or products or to create any indices.

This underlying supplement is subject to mandatory provisions of applicable law and regulation which apply to the Index Administrator or the Index Calculation Agent and nothing in this underlying supplement shall exclude or limit liability to the extent such exclusion or limitation is not permitted by such law or regulation.

The Index Administrator may make any change or modification to the Credit Suisse US Balanced Index which may be necessary for the purposes of ensuring compliance by the Index Administrator with its obligations under the BMR and any successor or additional benchmarks legislation or regulation applicable in the United Kingdom. The Index Administrator may determine such change or modification to be “necessary” if CSi or its affiliates are unable, after using commercially reasonable efforts, to comply with such obligations.

“Credit Suisse,” the Credit Suisse logo and the Credit Suisse US Balanced 5% ER Index are trademarks or service marks or registered trademarks or registered service marks of Credit Suisse Group AG or one of its affiliates.

THE FUTURES INDICES

All disclosure contained in this underlying supplement regarding the Credit Suisse US Equity Futures Index (the “Equity Index”) , Credit Suisse 10-Year U.S. Treasury Note Futures Index (the “10Y Fixed Income Index”) and the Credit Suisse 2-Year U.S. Treasury Note Futures Index ( the “2Y Fixed Income Index,” and together with the 10Y Fixed Income Index, the “Fixed Income Indices,” and, together with the Equity Index, the “Futures Indices”) including, without limitation, their make-up, method of calculation and changes to their components, has been derived from information prepared by CSi. CSi, as the sponsor of the Futures Indices (in such capacity, the “Futures Index Sponsor”), controls the policies of the Futures Indices. Credit Suisse International, as the calculation agent for the Futures Indices (in such capacity, the “Index Calculation Agent”), is responsible for calculating the Futures Indices. However, the Futures Index Sponsor and the Index Calculation Agent may delegate to a third party some or all of their functions in respect of the Futures Indices. A committee whose membership comprises personnel from the Futures Index Sponsor (the “Futures Index Committee”) governs the Futures Indices. The Futures Index Committee is responsible for approving certain actions in calculating and maintaining the Futures Indices as described herein. The Index Calculation Agent will consult the Futures Index Committee as necessary on matters of interpretation in calculating the Futures Indices. None of the Futures Index Sponsor, the Index Calculation Agent or the Futures Index Committee has any obligation to take the needs of any investor in the securities, CSi or any of their clients into consideration in determining, composing, calculating or publishing the Futures Indices or any of the components of the Futures Indices.

Futures Contracts Generally

The Equity Index and the Fixed Income Indices are futures-based indices. This section provides a brief description of futures contracts generally.

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. Futures contracts traded on regulated futures exchanges are referred to as exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the underlying asset or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in a November futures contract that wishes to maintain a position in the nearest delivery month will, as the November futures contract nears expiration, sell the November futures contract, which serves to close out the existing long position, and buy a December futures contract. This will “roll” the November position into a December position, and, when the November futures contract expires, the market participant will still have a long position in the nearest delivery month.

U.S. futures contract markets, as well as brokers and market participants, are subject to regulation by the CFTC.

Overview of the Futures Indices

The Futures Indices are comprised of the Equity Index and the two Fixed Income Indices. The Equity Index is designed to track the performance of notional long investments in US equity futures contracts in the form of E-mini S&P 500 Futures contracts (the “Equity Index Component”), while the Fixed Income Indices are designed to track the performance of notional long investments in two- and ten-year U.S. Treasury note futures contracts, as applicable (each a “Fixed Income Index Component” and together, the “Fixed Income Index Components”). We call the Equity Index Component and the Fixed Income Index Components, the “Futures Index Components.” The relevant Futures Index Component, the type of futures contract, the exchange on which it trades and its respective Bloomberg ticker symbol are listed in the table below:

Futures Index Component	Type	Exchange	Bloomberg Symbol
S&P 500 E-mini Futures	Equity Index Futures	Chicago Mercantile	ES

Exchange (“CME”)
2-Year U.S. Treasury Note Futures	Sovereign Bond Futures	CME	TU
10-Year U.S. Treasury Note Futures	Sovereign Bond Futures	CME	TY

The Equity Index Component

The Equity Index Component are futures contracts with a notional corresponding to $50 multiplied by the S&P 500® Index level. E-mini S&P 500 Futures contracts were introduced in 1997 and are traded on the Chicago Mercantile Exchange under the ticker symbol “ES.” The Chicago Mercantile Exchange trades E-mini S&P 500 Futures with expiration dates in March, June, September and December of each year.

E-mini S&P 500 Futures differ from the futures contracts described above under “Futures Contracts Generally” in that the E-mini S&P 500 Futures are cash settled only, meaning that the 500 stocks composing the S&P 500® Index are not actually delivered upon settlement of the futures contract. Therefore, the E-mini S&P 500 Futures are not contracts to actually buy and sell the stocks in the S&P 500® Index. In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini S&P 500 Futures are similar to those described above under “Futures Contracts Generally.”

For additional information on the S&P 500® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” in the underlying supplement for indices dated June 18, 2020.

The Fixed Income Index Components

The Fixed Income Index Components are futures contracts with a $100,000 notional principal amount that are traded on the CME. 2-Year U.S. Treasury Note Futures require the delivery of U.S. Treasury notes with an original term to maturity of not more than five years and three months and a remaining term to maturity of not less than one year and nine months from the first day of the delivery month and a remaining term to maturity of not more than two years from the last day of the delivery month. 10-Year U.S. Treasury Note Futures require the delivery of U.S. Treasury notes with a remaining term to maturity of at least six and a half years, but not more than ten years, from the first day of the delivery month. U.S. Treasury notes are United States government debt securities issued by the United States Treasury.

Subject to a Futures Index Disruption Event (as defined herein), the Futures Indices are calculated in U.S. dollars (“USD”) and published daily on Bloomberg under the ticker symbols “CSRFESUE”, “CSRFTUUE” and “CSRFTYUE.” The closing levels of the Futures Indices for each Futures Index Calculation Date are published at or shortly after 11:00 am (London time) on the following Futures Index Calculation Date. The Index Calculation Agent retains the right to delay publication of the level of each Futures Index if it reasonably believes at such time that circumstances are present that prevent any such Futures Index from being correctly calculated. In the event that the level of any Futures Index published by the Index Calculation Agent on a relevant calculation date (t) is amended after it is initially published, but prior to the publication of the level of such Futures Index on the following calculation date (t+1), the amended level of such Futures Index will be deemed to be the official fixing level and will be used in all applicable calculations.

General Futures Indices Terms

The “active futures contract” for any Futures Index Component at any given time is the futures contract upon which the level of such Futures Index Component is determined at such time.

A “Futures Index Business Day” is, in respect of the Futures Indices, any day which is both a “London Business Day” and a “Local Trading Day” with respect to the relevant Futures Index Component.

A “Futures Index Calculation Day” is, in respect of the Futures Indices, any day which is a Local Trading Day with respect to the relevant Futures Index Component.

The “Futures Index Value” of a Futures Index is the value of such Futures Index as published and calculated by the Futures Index Sponsor.

The “level” of a Futures Index Component is the closing level or Settlement Price, as applicable, of such Index Component. The level of any Futures Index Component will be determined based on different futures contracts at different times.

A “Local Trading Day” is, in respect of a Futures Index Component, any day that the financial market in which such Index Component trades or is priced, is open, and for which such Index Component is scheduled to be assigned a “Settlement Price.”

A “London Business Day” is any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposit) in London, United Kingdom.

A “Settlement Price” is, in respect of a Futures Index Component, the official settlement price (however described under the rules of the CME or its clearing house) published by the CME or its clearing house for the relevant futures contract.

Calculation of the Futures Indices

Excess Return Futures Index Value

An “Excess Return Index” is a version of the Futures Indices, denominated in USD, for which the return exceeds a funding rate and for which cash earns no interest rate.

Calculation of Units

With respect to any Futures Index Calculation Day (t), the number of units held in the is calculated in accordance with the following formula:

Where:

is the units held in .

is the invested contract of on a Futures Index Calculation Day (t). For the avoidance of doubt, where a Futures Index Calculation Day (t) is a Roll Date, refers to the invested contract prior to any roll, i.e. the front month contract.

is the “Excess Return Futures Index Value” (as defined herein) of Excess Return Index i denominated in U.S. Dollars on a Roll Date .

is the Settlement Price of on a Roll Date .

is, in respect of any Futures Index Calculation Day (t), the Roll Date of immediately preceding such Futures Index Calculation Day (t), provided that prior to the first Roll Date, shall be the Index Start Date of Index i.

Thus, the number of units held in the investment contract of any Futures Index Component on a Futures Index Calculation Day is the quotient of (a) the “Excess Return Futures Index Value” (as used herein) of the Excess Return

Index that corresponds with such Futures Index Component on a particular Roll Date and (b) the Settlement Price of such Futures Index Component’s investment contract on such Roll Date.

Futures Index Component Performance

With respect to any Futures Index Calculation Day (t), the Futures Index Component Performance of (“”) is calculated according to the following formula:

Where:

is the Futures Index Component Performance of on Futures Index Calculation Day (t).

is the Settlement Price of on Futures Index Calculation Day (t).

is the Settlement Price of on Futures Index Calculation Day (t – 1).

Thus, the Futures Index Component Performance of the investment contract of any Futures Index Component on a Futures Index Calculation Day is the product of (a) the number of units held in such investment contract and (b) the difference of (1) the Settlement Price of such investment contract on such Futures Index Calculation Day and (2) the Settlement Price of such investment contract on the immediately preceding Futures Index Calculation Day.

Excess Return Futures Index Value Calculation

With respect to any Futures Index Calculation Day (t), the Excess Return Futures Index Value of Excess Return Index i (“”) is calculated according to the following formula:

Where:

is the Excess Return Futures Index Value of Excess Return Index i denominated in USD on Futures Index Calculation Day (t).

is the Excess Return Futures Index Value of Excess Return Index i denominated in USD on Futures Index Calculation Day (t – 1).

is the Futures Index Component Performance of on Futures Index Calculation Day (t).

Thus, the Excess Return Futures Index Value of an Excess Return Index on a Futures Index Calculation Day is the sum of (a) the Excess Return Futures Index Value of such Excess Return Index on the immediately preceding Futures Index Calculation Day and (b) the Futures Index Component Performance of the investment contract of the Index Component of such Excess Return Index on the Futures Index Calculation Day.

The Roll Date

On a “Roll Date” (as defined herein) for any Futures Index Component, that Futures Index Component will “roll out” of the futures contract that is about to expire and “roll into” a futures contract with a later expiration date, which will be the active futures contract of that Futures Index Component until the next roll date. At the close of the “Index Start Date” of any Futures Index, such Futures Index i invests 100% of its notional positions in the relevant Futures Index Component i (the “ICi”) front month futures contract, such contract being the invested contract. The “Index Start Date” was March 20, 1998 for the Equity Index, December 19, 1990 for the 2Y Fixed Income Index and June 20, 1990 for the 10Y Fixed Income Index.

Then, at the close of each roll date, the Futures Index i transfers 100% of its notional positions from the ICi front month futures contract to the ICi next maturing futures contract, such contract becoming the invested contract.

With respect to each Index i, the “Roll Date” for a Futures Index Component is:

(1)	A Futures Index Business Day with respect to such Index i; and
(2)	A number r (being equal to the “Roll Interval” with respect to the relevant Futures Index) of Futures Index Business Days prior to the “Trigger Date” of the relevant Index Component. The “Roll Interval” of the Equity Index Component is 6. The “Roll Interval” of both the 2Y and 10Y Fixed Income Indices is 2. A “Trigger Date,” in respect of a Futures Index Component, is the earlier of (i) such Futures Index Component’s last trading date and (ii) its first notice date. For the purpose of identifying the Roll Date, where the Trigger Date falls on a day which is not a Futures Index Business Day, the Trigger Date shall be the immediately preceding Futures Index Business Day.

If a “Disrupted Day” (as defined herein) occurs on the Roll Date, the Roll Date is postponed to the next following Futures Index Business Day which is not a Disrupted Day, provided that the Roll Date may not fall on a date later than the Trigger Date of the relevant Futures Index Component. If the Roll Date is postponed to such Trigger Date and such Trigger Date is a Disrupted Day, the Futures Index Sponsor may determine, in good faith and in a commercially reasonable manner, the ICi Settlement Price for the relevant futures contract, and such Trigger Date will be the Roll Date notwithstanding that such date is a Disrupted Day.

Futures Index Precision

The Futures Index Values will be rounded to two decimal places when published and all subsequent Futures Index Values refer to the preceding rounded Futures Index Value.

The Chicago Mercantile Exchange

The CME is a U.S. financial and commodity derivatives exchange based in Chicago. It was founded in 1898 as the Chicago Butter and Egg Board, an agricultural commodities exchange. In 1992, CME introduced Globex as the first global electronic trading system for futures and options. This system did not replace the traditional open outcry system, but has been used alongside it in order to enhance trading efficiency and extend trading hours. In 2002, CME became the first exchange in the United States to issue shares listed on the New York Stock Exchange and the Nasdaq under the ticker symbol CME. In 2007, CME merged with the Chicago Board of Trade to become a designated contract market of the CME Group Inc. On August 22, 2008, CME Group Inc. has completed the acquisition of NYMEX Holdings, Inc. CME trades several types of financial instruments: interest rates, equities, currencies and commodities. It also offers trading in alternative investments, such as weather and real estate derivatives.

THE CME DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE FUTURES INDEX COMPONENTS AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. THE CME MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICES OF THE FUTURES INDEX COMPONENTS. THE CME MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES OF THE FUTURES INDEX COMPONENTS. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CME HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Futures Index Disruptions

On any Futures Index Business Day, if, in the determination of the Futures Index Sponsor, a Futures Index Disruption Event has occurred or is continuing in respect of any Futures Index Component or any Futures Index (each such day, a “Disrupted Day”), (a) the Index Calculation Agent may in respect of such Disrupted Day (i) suspend the calculation and publication of a Futures Index Value and/or (ii) determine a Futures Index Value on the basis of estimated or adjusted data and publish an estimated level of a Futures Index Value and/or (b) the Futures

Index Sponsor may, following such Disrupted Day, take any action including but not limited to designation of alternative price sources, reconstitution of any Futures Index so disrupted or temporary close-out of positions.

Each of the following events, as determined by the Futures Index Sponsor, is a “Futures Index Disruption Event”:

(a)	a closure of the money markets denominated in USD as determined by the Futures Index Sponsor other than for ordinary public holidays, or a restriction or suspension in trading in these markets that would materially impact the determination or calculation of any Futures Index and any Futures Index Value;
(b)	the failure, suspension or postponement of any calculation in respect of any Futures Index Calculation Day, any event resulting in a breakdown in any means of communication or a procedure normally used to enable the determination of any Futures Index Value, any other event, in the determination of the Futures Index Sponsor preventing the prompt or accurate determination of any Futures Index Value, or the Index Calculation Agent concludes that as a consequence of any such event that the last reported Futures Index Value should not be relied upon;
(c)	the occurrence, in respect of any futures contract or other instrument or rate referenced in the calculation of the Futures Indices (to the extent not falling within an Equity Index Disruption Event, as defined below) of (i) any suspension of or limitation imposed on trading by the CME or another trading facility, (ii) the closure of the CME or another trading facility before its scheduled closing time, or (iii) any other event that disrupts or impairs, as determined by the Futures Index Sponsor, the ability of market participants in general to effect transactions in, or obtain market values for, the relevant contract; and
(d)	solely in respect of the Equity Index, each of the events set forth in the definition of the “Equity Index Disruption Event” below.

Each of the following events, as determined by the Futures Index Sponsor, is an “Equity Index Disruption Event”:

(a)	(i)	the occurrence or existence, with respect to each component security of the Equity Index (each, a “Component Security”), of one of the following:
•	any suspension or limitation imposed on trading by the relevant Component Security Exchange (as defined below) or otherwise (and whether by reason of movements in price exceeding limits permitted by the relevant Component Security Exchange or otherwise) relating to any Component Security on the Component Security Exchange in respect of such Component Security, which occurs at any time during the one hour period that ends at the scheduled closing time of such Component Security Exchange and which the Futures Index Sponsor determines is material;
•	any event (other than an early closure described in the sub-bullet immediately below) that disrupts or impairs, as determined by the Futures Index Sponsor, the ability of market participants in general to effect transactions on the Exchange in, or to obtain market values for, any Component Security, which occurs at any time during the one hour period that ends at the scheduled closing time of such Component Security Exchange and which the Futures Index Sponsor determines is material; or
•	on any Scheduled Trading Day (as defined below) on which a Component Security Exchange is open for trading during its regular trading sessions, notwithstanding such Component Security Exchange closing before its scheduled closing time (each such day, an “Exchange Business Day”), the closure of such Component Security Exchange in respect of trading in any Component Security before its scheduled closing time; provided that, if such Component Security Exchange announces such earlier closing time at least one hour before the earlier of (i) the actual closing time for the regular trading session on such Component Security Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the system of such Component Security Exchange for execution at the scheduled closing time on such Exchange Business Day, such early closure will not constitute an Equity Index Disruption Event; and

(ii)	the aggregate of all Component Securities, in respect of each any event described in the sub-bullets immediately above occurs or exists, comprises, in the determination of the Futures Index Sponsor, a material proportion of the level of the Equity Index;
(b)	any failure to publish the level of the Equity Index for any reason on a day when such Equity Index is due to be published; or
(c)	any event that, in the determination of the Futures Index Sponsor, disrupts or impairs the ability of market participants (including the Futures Index Sponsor and/or its affiliates) in general to effect transactions in, or to obtain market values for, futures or options contracts referencing the Equity Index.

“Component Security Exchange” means, in respect of a Component Security, the exchange or quotation system on which such Component Security is principally traded.

“Scheduled Trading Day” is, with respect to any Component Security Exchange, any day on which such Component Security Exchange is scheduled to be open for trading for its regular trading session.

Futures Index Sponsor

The Futures Index Sponsor will be the final authority as to the manner in which the Futures Indices are calculated and constructed and the manner in which the Futures Index calculations are interpreted. The Futures Index Sponsor has informed us that it intends to apply all such calculations in a reasonable manner, and, in doing so, may rely upon various sources of information (including futures prices). However, the Futures Index Sponsor has no obligation to take the needs of Credit Suisse, Credit Suisse Securities (USA) LLC or any of their clients or customers into consideration in determining, composing, calculating or publishing the Futures Indices.

Amendment of the Calculation and Discontinuation of the Futures Indices

The Futures Index Sponsor may in consultation with the Index Calculation Agent and the Futures Index Committee, supplement, amend (in whole or in part), revise, rebalance or withdraw any Futures Index at any time if (i) in the determination of the Futures Index Sponsor, a Futures Index is no longer calculable pursuant to the methods of calculation herein, (ii) a change to the calculation of the Futures Indices is required to address an error, ambiguity or omission, or (iii) the Futures Index Sponsor determines that an “Futures Extraordinary Event” (as defined herein) has occurred. Such a supplement, amendment, revision, rebalance or withdrawal may lead to a change in the way the Futures Indices are calculated or constructed. These changes may include, without limitation, substitution of a Futures Index Component, an index roll on a date that is not a Roll Date, or changes to the strategy underlying any Futures Indices.

“Futures Extraordinary Event” means any of the following circumstances:

(a)	a change in either (i) the liquidity of any Futures Index Component or (ii) the trading volume, terms or listing of any Futures Index Component;
(b)	a change in any applicable law or regulation, or any decision or promulgation of any change in the interpretation by any court, tribunal or regulatory authority of any applicable law or regulation;
(c)	any event or circumstance that means the value of a Futures Index Component is, in the determination of the Futures Index Sponsor, unreliable;
(d)	any Futures Index Component is permanently discontinued or otherwise unavailable;
(e)	a change in the method by which the value of a Futures Index Component is calculated;
(f)	any event that, in the determination of the Futures Index Sponsor, has a material adverse effect on the ability of the Futures Index Sponsor (or any of its affiliates) to establish, maintain, value, rebalance or unwind a hedge position in relation to an investment product linked to a Futures Index; or

(g)	any other event which (i) in the sole determination of the Futures Index Sponsor, has a material impact on its ability (or ability of the Index Calculation Agent) to perform its duties, (ii) in the sole determination of the Index Calculation Agent, serves to frustrate the purpose or aims of the Futures Indices (for example, if the Index Calculation Agent determines at any time that there is a material risk of a Futures Index Value becoming negative) or (iii) in the sole determination of the Futures Index Sponsor, constitutes commercially reasonable grounds for the termination of a Futures Index;

which, in the case of each of (a) – (e) herein, has or will have a material effect on any Futures Index as determined by the Futures Index Sponsor in its sole discretion.

Following any withdrawal of any Futures Index as described above, the Futures Index Sponsor may replace the such Futures Index with a successor index and/or replace strategy of such Futures Index with a similar successor strategy or an entirely new strategy at any time, as it deems appropriate in its sole discretion.